Exhibit 10.23
                                                                   -------------


                                 PROMISSORY NOTE


$15,000.00                                                     December 9, 1997


         FOR VALUE RECEIVED, Owen A. Dempsey, an individual with an address at 21 Harris Street, Brookline, Massachusetts 02146 (the "Maker"), promises to pay to the order of Endogen, Inc. ("Endogen") the principal sum of FIFTEEN THOUSAND AND 00/100 DOLLARS ($15,000.00), together with interest thereon from the date hereof on the unpaid principal balance from time to time outstanding, on January 9, 1998. Interest on the unpaid principal balance hereof shall accrue from and include the date hereof to the date such principal amount is paid at the annual rate of 6.0% compounded annually.

         Payment of both principal and interest are to be made at Endogen's principal offices located at 30 Commerce Way, Woburn, Massachusetts 01801, in lawful money of the United States of America. Interest shall be computed on the basis of a 360-day year and twelve 30-day months.

         This Promissory Note may be prepaid at any time, in whole or in part, by the Maker without penalty.

         The Maker hereby waives presentment, demand, protest, and notice of every kind. The Maker shall pay on demand all costs, including court costs and reasonable attorney's fees, paid or incurred by Endogen in enforcing this Promissory Note upon default.

         This Promissory Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the Maker has caused this Promissory Note to be signed under seal, as of the date first above written.

                                                  MAKER

Witness:   /s/ Avery W. Catlin                    /s/ Owen A. Dempsey
                                                      Owen A. Dempsey